Exhibit 2.1

EXECUTION VERSION

Published CUSIP Number: ________________

CREDIT AND GUARANTY AGREEMENT

Dated as of June 27, 2016

among

COMPAÑÍA DE MINAS BUENAVENTURA S.A.A.,

as the Borrower,

the GUARANTORS referred to herein,

BANCO DE CRÉDITO DEL PERÚ,

as Administrative Agent,

and

the Lenders party hereto

BBVA SECURITIES INC.

as

Global Coordinator

BBVA SECURITIES INC.,

CREDICORP CAPITAL SERVICIOS FINANCIEROS S.A., and

CORPBANCA NEW YORK BRANCH

as

Joint Bookrunners and Joint Lead Arrangers

BANCO INTERNACIONAL DEL PERÚ S.A.A. - INTERBANK

INDUSTRIAL AND COMMERCIAL BANK OF CHINA, DUBAI (DIFC) BRANCH

BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A., and

BANCO DE SABADELL, S.A., MIAMI BRANCH

as

Co-Arrangers

5.10	Insurance	42
5.11	Taxes	42
5.12	Subsidiaries; Equity Interests	43
5.13	Margin Regulations; Investment Company Act.	43
5.14	Disclosure	43
5.15	Compliance with Laws	44
5.16	Intellectual Property; Licenses, Etc	44
5.17	Legal Form	44
5.18	Labor Matters	44
5.19	Solvency	45
5.20	Rank of Debt	45
5.21	Commercial Activity; Absence of Immunity	45
5.22	Use of Proceeds	45
5.23	Transaction Documents	46
5.24	Permits	46
5.25	Huanza Non-Recourse Indebtedness	47
5.26	Sanctions	47
5.27	Anti-Corruption Laws	47
5.28	Anti-Money Laundering Laws	47

ARTICLE VI. AFFIRMATIVE COVENANTS		47
6.01	Financial Statements	47
6.02	Certificates; Other Information	48
6.03	Notices	51
6.04	Payment of Obligations	51
6.05	Preservation of Existence, Etc	51
6.06	Maintenance of Properties	52
6.07	Maintenance of Insurance	52
6.08	Compliance with Laws	52
6.09	Compliance with Contractual Obligations	52
6.10	Books and Records	52
6.11	Inspection Rights	53
6.12	Use of Proceeds	53
6.13	Pari Passu Ranking	53
6.14	Permits	53
6.15	Additional Documents	53
6.16	Corporate Separateness	53
6.17	Reference Creditors Pay-Off Confirmations	54

ARTICLE VII. NEGATIVE COVENANTS		54
7.01	Liens	54
7.02	Investments	55
7.03	Indebtedness	57
7.04	Fundamental Changes	58
7.05	Dispositions	59
7.06	Restricted Payments	60
7.07	Change in Nature of Business	61

7.08	Transactions with Affiliates	61
7.09	Burdensome Agreements	61
7.10	Use of Proceeds	61
7.11	Financial Covenants	62
7.12	Limitation on Prepayments; Amendments of Certain Documents	62
7.13	Accounting Changes; Limitations on Changes in Fiscal Year	63
7.14	Sanctions	63
7.15	Anti-Corruption Laws	63
7.16	Anti-Money Laundering Laws	63

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		64
8.01	Events of Default	64
8.02	Remedies Upon Event of Default	66
8.03	Application of Funds	66

ARTICLE IX. ADMINISTRATIVE AGENT		67
9.01	Appointment and Authority	67
9.02	Rights as a Lender	67
9.03	Exculpatory Provisions	67
9.04	Reliance by Administrative Agent	68
9.05	Delegation of Duties	69
9.06	Resignation of Administrative Agent	69
9.07	Non-Reliance on Administrative Agent and Other Lenders	70
9.08	No Other Duties, Etc	70
9.09	Administrative Agent May File Proofs of Claim	70
9.10	Guaranty Matters	71

ARTICLE X. GUARANTY		71
10.01	Guaranty	71
10.02	Taxes	71
10.03	Continuing Guaranty	72
10.04	Waiver of Rights	72
10.05	No Defense	73
10.06	Guaranty of Payment	73
10.07	Indemnity	73
10.08	Liabilities Absolute	74
10.09	Waiver of Notice	75
10.10	Administrative Agent’s Discretion	75
10.11	Reinstatement	76
10.12	Action Upon Event of Default	77
10.13	Interest	77
10.14	Guarantors’ Investigation	78
10.15	Bankruptcy, etc	78
10.16	Termination	78
10.17	Additional Guarantors	79
10.18	Subordination	80
10.19	Fraud	80

ARTICLE XI. MISCELLANEOUS		81
11.01	Amendments, Etc	81
11.02	Notices; Effectiveness; Electronic Communication	82
11.03	No Waiver; Cumulative Remedies; Enforcement	84
11.04	Expenses; Indemnity; Damage Waiver	84
11.05	Payments Set Aside	86
11.06	Successors and Assigns	87
11.07	Treatment of Certain Information; Confidentiality	90
11.08	Right of Setoff	91
11.09	Interest Rate Limitation	91
11.10	Counterparts; Integration; Effectiveness	92
11.11	Survival of Representations and Warranties	92
11.12	Severability	92
11.13	Governing Law; Jurisdiction; Etc.	92
11.14	Waiver of Jury Trial	94
11.15	No Immunity	94
11.16	Special Waiver	94
11.17	Judgment Currency	95
11.18	Use of English Language	95
11.19	Headings	95
11.20	No Advisory or Fiduciary Responsibility	96
11.21	Electronic Execution of Assignments and Certain Other Documents	96
11.22	USA PATRIOT Act	96
11.23	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	97
Signature		S-1

SCHEDULES

1.01-I	Reference Indebtedness
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.09	Environmental Matters
5.12	Subsidiaries; Other Equity Investments; Equity Interests in the Loan Parties; Stock Rights, Options, etc.
5.24(a)	Permits
7.01	Existing Liens
7.02	Existing Investments
7.03(b)	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Assignment and Assumption
B	Compliance Certificate
C	Loan Notice
D-I	Note
D-II	Instruction Letter
E	Process Agent Acceptance
F	Legal Opinion of special Peruvian counsel to the Loan Parties
G	Legal Opinion of special New York counsel to the Loan Parties
H	Officer’s Certificate
I	Solvency Certificate
J	Joinder Agreement

v

Index of Defined Terms

Page
Additional Guarantor	80
Administrative Agent	1
Administrative Agent’s Office	1
Administrative Questionnaire	1
Affiliate	1
Agent Parties	84
Aggregate Commitments	1
Agreement	1
Anti-Corruption Laws	2
Anti-Money Laundering Laws	2
Applicable Margin	2
Applicable Percentage	2
Approved Fund	2
Assignment and Assumption	2
Associated Entities	2
Attributable Indebtedness	2
Audited Financial Statements	2
Bail-In Action	3
Bail-In Legislation	3
Base Rate	3
Base Rate Loan	3
Borrower	1
Borrower Materials	52
Borrowing	3
Business Day	3
Capital Lease Obligations	3
Capital Stock	3
Cash and Cash Equivalents	3
Cerro Verde	4
Cerro Verde Subordinated Loan Agreement	4
Change in Law	4
Change of Control	4
Claims	78
Closing Date	5
Co-Arrangers	5
Code	5
Commitment	5
Compliance Certificate	5
Connection Income Taxes	6
Consolidated	6
Consolidated EBITDA	6
Consolidated Interest Charges	6
Consolidated Interest Coverage Ratio	7
Consolidated Net Income	7

Consolidated Net Leverage Ratio	7
Consolidated Net Worth	7
Consolidated Total Assets	7
Consolidated Total Debt	7
Contractual Obligation	7
Control	7
Controlled	8
Controlling	8
Credit Exposure	8
Debtor Relief Laws	8
Default	8
Dispose	8
Disposition	8
Dollar	8
Dollar Equivalent	8
EEA Financial Institution	8
EEA Member Country	8
EEA Resolution Authority	8
Entitled Person	96
Environmental Laws	9
Environmental Liability	9
Equity Interests	9
EU Bail-In Legislation Schedule	9
Event of Default	9
Event of Loss	9
Excluded Taxes	9
Executive Order	10
Fair Market Value	10
FATCA	10
FCPA	10
Federal Funds Rate	10
Fee Letters	10
FRB	10
Fund	10
General Mining Law	10
Global Coordinator	10
Governmental Authority	11
Guarantee	11
Guarantors	11
Guaranty	11
Hazardous Materials	11
Huanza	11
IFRS	11
Impacted Loans	34
Incur	12
Incurrence	12

Incurring	12
Indebtedness	12
Indemnified Taxes	13
Indemnitee	86
Initial Guarantors	13
Instruction Letter	29
Interest Payment Date	13
Interest Period	13
Investment	13
Joinder Agreement	80
judgment currency	96
Laws	14
Lead Arrangers	14
Lender	1
Lenders	1
Lending Office	14
LIBO Rate	14
LIBOR	14
LIBOR Loan	14
Lien	15
Line of Business	15
Loan	15
Loan Documents	15
Loan Notice	15
Loan Parties	15
London Banking Day	15
Master Agreement	21
Material Adverse Effect	15
Material Subsidiary	15
Maturity Date	15
Maximum Rate	93
MEM	15
Mining Concessions	16
Mining Project Rights	16
Net Asset Sale Proceeds	16
Net Debt Incurrence Proceeds	16
Net Insurance/Condemnation Proceeds	16
Non-Consenting Lender	17
Non-Recourse Indebtedness	17
Note	17
Obligations	17
OFAC	17
option right	4
Organization Documents	17
OSINERGMIN	18
Other Connection Taxes	18

Other Taxes	18
Participant	90
Participant Register	91
Permits	18
Permitted Holders	18
Person	18
Peru	18
Platform	52
Principal Repayment Date	27
Private Side Information	85
PROCESS AGENT	95
Process Agent Acceptance	18
PUBLIC	52
Public Lender	52
Public Side Information	52
Recipient	18
Reference Creditor	19
reference date	80
Reference Guarantor	19
Reference Indebtedness	19
Reference Loan Documents	19
Register	90
Related Parties	19
Required Lenders	19
Resignation Effective Date	70
Responsible Officer	19
Restricted Payment	19
Rolling Period	19
Sanction(s)	20
Sanctioned Jurisdiction	19
Sanctions Target	20
SEC	20
Significant Event of Loss	20
Solvency	20
Solvent	20
Subsidiary	20
Swap Contract	21
Swap Termination Value	21
Synthetic Lease Obligation	21
Taxes	21
Termination Date	21
Threshold Amount	21
Total Credit Exposure	21
Trade Date	89
Transactions	22
U.S	22

U.S.$ 8
United States	22
USA PATRIOT Act	98
Write-Down and Conversion Powers	22

x

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT (“Agreement”) is entered into as of June 27, 2016, among COMPAÑÍA DE MINAS BUENAVENTURA S.A.A., a sociedad anónima abierta incorporated and existing under the laws of Peru (as defined below) (the “Borrower”), the Guarantors (as defined below) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANCO DE CRÉDITO DEL PERÚ, as Administrative Agent.

WHEREAS, to refinance the Reference Indebtedness (as defined below) and for other general corporate purposes, the Borrower has requested that the Lenders provide a senior term loan facility, and the Lenders are willing to do so on the terms and subject to the conditions set forth herein; and

WHEREAS, the Guarantors will benefit directly from the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Banco de Crédito del Perú in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate ” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Anti-Money Laundering Laws” means all laws concerning or relating to money laundering or terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements concerning or relating to bribery or corruption, including, without limitation, the FCPA and applicable anti-corruption laws in Peru.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Margin” means, for each Loan, a rate per annum equal to 3.0%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Associated Entities” means Minera Yanacocha S.R.L., Sociedad Minera Cerro Verde S.A.A., Compañía Minera Coimolache S.A. and any other entity in which any Loan Party has a direct or indirect Investment accounted for under the equity method under IFRS.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated statements of financial position and related consolidated statements of profit or loss, statements of other comprehensive income, statements of changes in equity and statements of cash flows of the Borrower and its Subsidiaries as of the end of each of the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

2

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Banco de Crédito del Perú as its “prime rate,” and (c) the LIBO Rate plus 1.00%. The “prime rate” is a rate set by Banco de Crédito del Perú based upon various factors including Banco de Crédito del Perú’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Banco de Crédito del Perú shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing of the LIBOR Loans hereunder by the Borrower on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, New York, United States of America, Lima, Peru and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with IFRS.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however denominated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Cash and Cash Equivalents” means cash and short term deposits with a maturity of three months or less, which are subject to an insignificant risk of changes in value.

“Cerro Verde” means Sociedad Minera Cerro Verde S.A.A., a Peruvian sociedad anónima abierta.

“Cerro Verde Subordinated Loan Agreement” means the loan agreement dated as of December 22, 2014, between the Borrower and Cerro Verde, as in effect on the date hereof.

3

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)          the passage of 30 days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities;

(d)          the Borrower shall for any reason cease to Control, directly or indirectly, any Guarantor;

4

(e)          the Permitted Holders shall for any reason cease to be the beneficial owners (as so defined) of at least 15% of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(f)           any person or group (as so defined) other than a Permitted Holder, becomes the beneficial owner (as so defined), directly or indirectly, of a percentage of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) which exceeds the percentage of such equity securities beneficially owned, directly or indirectly, by the Permitted Holders on a fully-diluted basis.

“Closing Date” means the first date falling on or prior to July 12, 2016, on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Co-Arrangers” means Banco Internacional del Perú S.A.A. – Interbank, Industrial and Commercial Bank of China, Dubai (DIFC) Branch, Banco Latinoamericano de Comercio Exterior, S.A. and Banco de Sabadell, S.A., Miami Branch, in their capacity as co-arrangers.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with IFRS. For the avoidance of doubt, when used in respect of the Borrower and its Subsidiaries, the term “Consolidated” shall exclude the accounts of the Associated Entities.

5

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries (other than Huanza) on a Consolidated basis, an amount equal to Consolidated Net Income of the Borrower and such Subsidiaries for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges of the Borrower and such Subsidiaries for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and such Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any net after-tax losses from disposed or discontinued operations in such period, (v) any net losses resulting in such period from foreign currency translation to the extent such losses are non-cash items, (vi) any non-cash (for such period and all other periods but without duplication of any amounts added back to Consolidated EBITDA in any prior period) long term compensation or worker’s participation provision, charge or expense for such period, including any such provision, charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs and (vii) other non-recurring expenses of the Borrower and such Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and such Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) any net after-tax gains on disposal of disposed or discontinued operations in such period, (iv) Consolidated interest income for such period, (v) the net income for such period of the Associated Entities, but excluding the Borrower’s or any Subsidiary’s equity in the net income of the Associated Entities up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by the Associated Entities to the Borrower or a Subsidiary, in each case, in such period, to the extent not already included in Consolidated Net Income and (vi) any net gains resulting in such period from foreign currency translation to the extent such gains are non-cash items.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with IFRS, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with IFRS; provided, however that solely for purposes of calculating the Consolidated Interest Charges, on any date of determination, Indebtedness of Huanza shall be disregarded if, and only to the extent that, all Indebtedness of Huanza constitutes Non-Recourse Indebtedness on such date of determination.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Rolling Period ending on such date (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day) (for purposes of this definition, the “reference period”) to (b) Consolidated Interest Charges for the reference period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries (other than Huanza) on a Consolidated basis, the net income of the Borrower and such Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date minus the aggregate amount of unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries (other than Huanza), not subject, directly or indirectly, to any Lien to (b) Consolidated EBITDA for the Rolling Period ending on such date (or, if such day is not the last day of a fiscal quarter of the Borrower, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such day).

6

“Consolidated Net Worth” means, as of any date of determination, all amounts that would be reflected on a Consolidated balance sheet of the Borrower and its Subsidiaries under shareholders’ equity as of such date of determination, determined on a Consolidated basis in accordance with IFRS.

“Consolidated Total Assets” means, as of any date, the aggregate of all assets that would be reflected in the Consolidated balance sheet of the Borrower as of such date, determined on a Consolidated basis in accordance with IFRS.

“Consolidated Total Debt” means, with respect to the Borrower and its Subsidiaries on any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on such date, determined on a Consolidated basis in accordance with IFRS; provided, however that solely for purposes of calculating the Consolidated Total Debt, on any date of determination, Indebtedness of Huanza shall be disregarded if, and only to the extent that, all Indebtedness of Huanza constitutes Non-Recourse Indebtedness on such date of determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including, with respect to the Borrower or any of its Subsidiaries, any Mining Project Rights of the Borrower or such Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Peru, the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or of any contractual rights or Capital Stock of any Subsidiary of such Person.

“Dollar” and “U.S.$” mean lawful money of the United States.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the Administrative Agent or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

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“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees relating to pollution and the protection of the environment or the release of any hazardous or toxic materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any environmental liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the conditions or events set forth in Section 8.01.

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“Event of Loss” means, with respect to any property or asset of any Loan Party or any of its Subsidiaries, any actual, constructive, compromised or arranged loss, destruction or damage of such property or asset.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code, and any applicable published intergovernmental agreement entered into in respect thereof and any legislation adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Banco de Crédito del Perú on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the letter agreement, dated the date hereof, among the Borrower, the Lead Arrangers and the Co-Arrangers, (ii) the letter agreement, dated the date hereof, between the Borrower and the Global Coordinator and (iii) the letter agreement, dated the date hereof, between the Borrower and the Administrative Agent.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“General Mining Law” means the Peruvian General Mining Law, single unified text approved by Supreme Decree 014-92-EM, administered by MEM, as amended.

“Global Coordinator” means BBVA Securities Inc., in its capacity as global coordinator.

“Governmental Authority” means the government of Peru, the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Initial Guarantors and the Additional Guarantors that become a party hereto pursuant to Section 10.17.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, under Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Huanza” means Empresa de Generación Huanza S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness; provided, however, that neither (i) the accrual of interest, (ii) the accretion of original issue discount nor (iii) an increase in the outstanding amount of Indebtedness caused by fluctuations in the exchange rates of currencies shall be considered an Incurrence of Indebtedness. The terms “Incurrence” and “Incurring” have corresponding meanings.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than contingent obligations of such Person under cartas fianza issued in favor of the relevant Peruvian Governmental Authority in the ordinary course of business pursuant to paragraph 55.1 of Article 55 of the Reglamento para el Cierre de Minas of Ley No. 28090, if, and only to the extent that, such obligations have not become due and payable);

(c)          net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of Indebtedness of any Person for purposes of this clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby, as determined by such Person in good faith;

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(f)          capital leases and Synthetic Lease Obligations;

(g)          all Guarantees of such Person in respect of any of the foregoing; and

(h)          all other obligations of such Person which are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as debt under IFRS.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Guarantors” means, collectively, Compañía Minera Condesa S.A., Inversiones Colquijirca S.A. and Consorcio Energético de Huancavelica S.A., each a Peruvian sociedad anónima.

“Interest Payment Date” means, (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, initially, the period commencing on the Closing Date and ending on October 1, 2016 and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the first day of the calendar month that is three months thereafter; provided that:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)        no Interest Period shall extend beyond the Maturity Date.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” means, collectively, BBVA Securities Inc., Credicorp Capital Servicios Financieros S.A. and CorpBanca New York Branch, in their capacity as joint lead arrangers and joint bookrunners.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBO Rate” means:

(a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (i) the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source which has been nominated by the ICE Benchmark Administration Ltd. or an entity which has replaced the ICE Benchmark Administration Ltd. providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)          for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided, that in no event shall the “LIBO Rate” be less than 0%; provided, further, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

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“LIBOR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “LIBO Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, fideicomiso, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line of Business” means business activities of the Loan Parties relating primarily to the exploration, mining and processing of gold, silver, copper and, to a lesser extent, other metals in Peru, and other business activities of the Borrower and its Subsidiaries disclosed in the annual report of the Borrower most recently filed with the SEC prior to the Closing Date, and activities reasonably related thereto.

“Loan” means an extension of credit outstanding hereunder by a Lender to the Borrower.

“Loan Documents” means this Agreement, the Notes, the Instruction Letters, the Fee Letters and each other agreement, certificate, instrument or document executed and delivered in connection with any of the foregoing.

“Loan Notice” means a notice requesting a Borrowing of LIBOR Loans pursuant to Section 2.02(a), substantially in the form of Exhibit C.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means (ii) any Guarantor and (ii) each significant subsidiary (as defined in and calculated in accordance with Section 230.405 of the General Rules and Regulations of the Securities Act of 1933) of the Borrower.

“Maturity Date” means the fifth anniversary of the Closing Date, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

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“MEM” means the Peruvian Ministry of Energy and Mines, or any successor thereof.

“Mining Concessions” means the mining and processing concessions granted to the Borrower or any of its Subsidiaries by the Peruvian government to explore, extract, process and/or produce silver, gold and other metals.

“Mining Project Rights” means any easements or other rights from private landowners that own surface land above the mineral resources explored or mined by the Borrower or any of its Subsidiaries, required to be obtained under applicable Law prior to the Borrower or any of its Subsidiaries commencing any exploration activities.

“Net Asset Sale Proceeds” means, with respect to any Disposition of the type expressly permitted by Section 7.05(g), an amount equal to (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Loan Party or any of its Subsidiaries from such Disposition, minus (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and required to be repaid with the proceeds of (or in an amount equal to the proceeds of) such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees paid to non-affiliated third parties) actually incurred by such Loan Party or such Subsidiary in connection with such Disposition, (C) to the extent not included in (B) above, taxes required to be paid in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Asset Sale Proceeds) and (D) in the case of any Disposition by a non-wholly owned Subsidiary of such Loan Party, all distributions and other payments required to be made to the minority interest holders in such Subsidiary (other than the Loan Parties) as a result of such Disposition.

“Net Debt Incurrence Proceeds” means an amount equal to (i) any cash proceeds received by any Loan Party or any of its Subsidiaries in connection with any Indebtedness Incurred by such Loan Party or such Subsidiary, of the type permitted by Section 7.03(i), minus (ii) the reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees and any taxes required to be paid in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Debt Incurrence Proceeds)) actually incurred by such Loan Party or such Subsidiary in connection with such Indebtedness Incurrence.

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“Net Insurance/Condemnation Proceeds” means, with respect to any Event of Loss, an amount equal to any cash payments or proceeds received by any Loan Party or any of its Subsidiaries (a) under any casualty insurance policy or similar instrument in respect of a covered loss thereunder (other than in respect of third party liability claims) or (b) as a result of the taking of any assets or property of any Loan Party or such Subsidiary by any Governmental Authority pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Event of Loss and required to be repaid with the proceeds of (or in an amount equal to the proceeds of) any casualty insurance policy or similar instrument covering such Event of Loss (other than Indebtedness under the Loan Documents), (B) the reasonable and documented out-of-pocket fees and expenses of non-affiliated third parties actually incurred by such Loan Party or such Subsidiary in connection with the collection, enforcement, negotiation, administration, adjustment or settlement of any claims of such Loan Party or such Subsidiary in connection with such Event of Loss, and (C) in the case of any Event of Loss of any non-wholly owned Subsidiary of such Loan Party, all distributions and other payments required to be made to the minority interest holders in such Subsidiary (other than the Loan Parties) as a result of such Event of Loss.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness (a) if secured, that is secured solely by the assets acquired with the proceeds of such Indebtedness and (b) with respect to which (i) none of the other Loan Parties or any of their respective Subsidiaries (other than Huanza) shall have any liability to any Person for repayment of all or any portion of such Indebtedness beyond the assets so secured and (ii) the holders thereof (A) if secured, shall have recourse only to, and shall have the right to require the obligations under such Indebtedness to be performed, satisfied or paid only out of, the assets so secured and (B) shall have no direct or indirect recourse (including by way of indemnity or guaranty) to any other Loan Party or any of their respective Subsidiaries (other than Huanza), whether for principal, interest, fees, expenses or otherwise.

“Note” means a pagaré incompleto issued under Peruvian Law and pursuant to article 10 of Peruvian law No. 27287 (Ley de Títulos Valores) by the Borrower, as issuer and guaranteed (fianza) by each Guarantor, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor thereof.

“Organization Documents” means, with respect to any Person, (i) in the case of a corporation organized under the laws of Peru, its documentos constitutivos, (ii) in the case of any other corporation, the articles or certificate of incorporation and by-laws (or similar documents) of such Person, (iii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iv) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (v) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (vi) in any other case, the functional equivalent of the foregoing.

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“OSINERGMIN” means the Organismo Supervisor de la Inversión en Energía y Minería.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Permits” means, collectively, all public, regulatory or governmental licenses, concessions, franchises, certificates, permits, consents, orders, approvals and other authorizations (including, without limitation, the Mining Concessions) required pursuant to applicable Law for each Loan Party and its Material Subsidiaries, to own, lease and operate its properties and assets and to conduct its business as currently owned, leased, operated and conducted which the failure to obtain could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Permitted Holders” means (i) one or more members of the Benavides de la Quintana family, including spouses, lineal descendants, estates and heirs and (ii) any trust or other investment vehicle for the primary benefit of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peru” means the Republic of Peru.

“Process Agent Acceptance” means a letter from the Process Agent to the Administrative Agent, substantially in the form of Exhibit E.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Creditor” means, with respect to each Reference Indebtedness, the creditor of such Reference Indebtedness, identified in Schedule 1.01-I under the caption “Reference Creditor” opposite such Reference Indebtedness.

“Reference Guarantor” means any Guarantor other than an Initial Guarantor.

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“Reference Indebtedness” means Indebtedness of the Borrower specified in Schedule 1.01-I.

“Reference Loan Documents” means, collectively, the agreements, instruments and documents evidencing the Reference Indebtedness, as in effect on the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Person thereof); provided, however, that dividends, distributions or payments to any Loan Party shall not constitute Restricted Payments.

“Rolling Period” means, with respect to any fiscal quarter of the Borrower, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“Sanctioned Jurisdiction” means at any time, a country, territory or geographical region which is itself the subject or target of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Crimea and Syria).

“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Target” means any Person: (a) identified in any Sanctions-related list maintained by the U.S. government, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (including, but not limited to, the “Specially Designated Nationals and Blocked Person” list maintained by OFAC); (b) domiciled, organized or resident in a Sanctioned Jurisdiction; or (c) 50% or more owned or Controlled by any Person described in the foregoing clauses (a) or (b).

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“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Event of Loss” means an Event of Loss, or series of Events of Loss, resulting in Net Insurance/Condemnation Proceeds paid or payable equal to or exceeding U.S.$15,000,000 (or the Dollar Equivalent thereof).

“Solvent” and “Solvency” means, when used with respect to any Person, as of any date of determination (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal, provincial, territorial and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means U.S.$15,000,000.

“Termination Date” means the earlier of (i) the date falling 10 Business Days following the date hereof and (ii) the date on which the Commitments shall have been entirely utilized or terminated in accordance with this Agreement.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.

“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties and other parties thereto, as applicable, of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Loans pursuant to this Agreement).

“United States” and “U.S.” mean the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02         Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

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(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Changes in IFRS. If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

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1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01       Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make LIBOR Loans to the Borrower, on the Closing Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment. This Agreement is not a revolving credit agreement. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

2.02        Borrowings.

(a)          Each Borrowing of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the Closing Date (or such shorter time as may be acceptable to the Administrative Agent). The Loan Notice shall specify (i) the proposed Closing Date (which shall be a Business Day), (ii) the principal amount of LIBOR Loans to be borrowed, (iii) an irrevocable instruction to the Administrative Agent to transfer, on behalf of the Borrower, to a Dollar-denominated account of each Reference Creditor established with a financial institution in Peru acceptable to the Administrative Agent, as specified in the Loan Notice, a portion of the proceeds of such Borrowing in an amount not to exceed the portion of the Reference Indebtedness payable to such Reference Creditor (the amount of such portion identified as “Reference Indebtedness” opposite the name of such Reference Creditor in Schedule 1.01-I), on account of prepayment by the Borrower of the Reference Indebtedness and (iv) the account or accounts of the Borrower into which the funding of the remaining proceeds of the requested Borrowing should be made.

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(b)          Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 10:00 a.m. on the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) with respect to any portion of the proceeds of the Borrowing used to repay Reference Indebtedness, by wire transfer of such funds, or (ii) with respect to any other portion of the proceeds of the Borrowing, by crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or by wire transfer of such funds, in any case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the Loan Notice.

(c)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Banco de Crédito del Perú’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d)          There shall be a single Borrowing of the Loans, which shall be made subject to the satisfaction of the conditions set forth under Section 4.1, on the Closing Date.

(e)          Each Lender at its option may make any Loan by causing any domestic or foreign Lending Office of such Lender to make such Loan; provided, however, that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

2.03        Optional and Mandatory Prepayments.

(a)          Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty, subject to clause (c) below; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. 15 Business Days prior to any date of prepayment of the Loans; and (ii) any prepayment of the Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount of the Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

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(b)          Mandatory Prepayments.

(i)           In case of receipt by any Loan Party or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds resulting in respect of any Significant Event of Loss, on or prior to the fifth Business Day succeeding the day of receipt of such Net Insurance/Condemnation Proceeds (or, with respect to any portion of such proceeds not invested pursuant to the proviso (B) of this clause (i), on or prior to the fifth Business Day succeeding the expiration of the period contemplated in such proviso), such Loan Party shall, or shall cause such Subsidiary, to prepay the Loans in an amount equal to the lesser of (i) the aggregate amount of such Net Insurance/Condemnation Proceeds and (ii) the aggregate principal of and interest on the Loans then outstanding; provided, however that (A) for so long as no Default or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary shall have the option to invest such Net Insurance/Condemnation Proceeds within 60 days of receipt thereof (which period may be extended for up to 120 days thereafter if such Loan Party or such Subsidiary (x) has entered into binding commitments with respect thereto with an unaffiliated third party within such 60-day period, and (x) has deposited such Net Insurance/Condemnation Proceeds into a deposit account established in New York with a financial institution reasonably acceptable to the Administrative Agent and taken such actions and executed such documents as the Administrative Agent reasonably requests, so that such account is subject to a first priority fully perfected Lien securing the obligations of the Loan Parties under the Loan Documents) in assets of the general type used by such Loan Party or such Subsidiary in the Line of Business, which investment may include the repair, restoration or replacement of the applicable assets thereof, but only to the extent such Loan Party or such Subsidiary shall have delivered to the Administrative Agent no later than the fifth Business Day succeeding the day of receipt of such Net Insurance/Condemnation Proceeds, written notice setting forth such Loan Party’s or such Subsidiary’s intent to so invest, together with a description in reasonable detail of the assets intended to be acquired as a result of such investment; and (B) any portion of such Net Insurance/Condemnation Proceeds not invested by such Loan Party or such Subsidiary as provided herein, shall be applied to prepay the Loans as contemplated by this clause (i) not later than on the fifth Business Day following the expiration of the 60-day period mentioned above. The Administrative Agent will promptly notify each Lender of its receipt of any notice under Section 6.02(b) and of the amount of each Lender’s Applicable Percentage of any prepayment to be made in connection with any such notice.

(ii)          In case of receipt by any Loan Party or any of its Subsidiaries of any Net Debt Incurrence Proceeds, such Loan Party shall, or shall cause such Subsidiary, to prepay the Loans, on the fifth Business Day succeeding the day of receipt of such Net Debt Incurrence Proceeds by such Loan Party or such Subsidiary, in an amount equal to the lesser of (i) the aggregate principal of and interest on the Loans then outstanding, and (ii) the aggregate amount of such Net Debt Incurrence Proceeds. The Administrative Agent will promptly notify each Lender of its receipt of any notice under Section 6.02(c), and of the amount of each Lender’s Applicable Percentage of any prepayment to be made in connection with any such notice.

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(iii)         In case of receipt by any Loan Party or any of its Subsidiaries of any Net Asset Sale Proceeds, on or prior to the fifth Business Day immediately succeeding the day of receipt such Net Asset Sale Proceeds (or, with respect to any portion of such proceeds not invested pursuant to the proviso (B) of this clause (iii), on or prior to the fifth Business Day following the expiration of the period contemplated in such proviso), such Loan Party shall, or shall cause such Subsidiary to, prepay the Loans, in an amount equal to the lesser of (i) the aggregate amount of such Net Asset Sale Proceeds and (ii) the aggregate principal of, and interest on, the Loans then outstanding; provided, however that (A) for so long as no Default or Event of Default shall have occurred and be continuing, such Loan Party or such Subsidiary shall have the option to invest such Net Asset Sale Proceeds within 60 days of receipt thereof (which period may be extended for up to 120 days thereafter if such Loan Party or such Subsidiary (x) has entered into binding commitments with respect thereto with an unaffiliated third party within such 60-day period, and (x) has deposited such Net Asset Sale Proceeds into a deposit account established in New York with a financial institution reasonably acceptable to the Administrative Agent and taken such actions and executed such documents as the Administrative Agent reasonably requests, so that such account is subject to a first priority fully perfected Lien securing the obligations of the Loan Parties under the Loan Documents) in assets of the general type used by such Loan Party or such Subsidiary in the Line of Business, but only to the extent such Loan Party or such Subsidiary shall have delivered to the Administrative Agent no later than the fifth Business Day succeeding the day of receipt of such Net Insurance/Condemnation Proceeds, written notice setting forth such Loan Party’s or such Subsidiary’s intent to so invest, together with a description in reasonable detail of the assets intended to be acquired as a result of such investment; and (B) any portion of such Net Insurance/Condemnation Proceeds not invested by such Loan Party or such Subsidiary as provided herein, shall be applied to prepay the Loans as contemplated by this clause (iii) not later than on the fifth Business Day following the expiration of the 60-day period mentioned above. The Administrative Agent will promptly notify each Lender of its receipt of any notice under Section 6.02(d), and of the amount of each Lender’s Applicable Percentage of any prepayment to be made in connection with any such notice.

(iv)         In the event a Change in Control occurs, the Borrower shall, substantially concurrently with the occurrence of such Change in Control, prepay all Loans then outstanding. The Borrower shall provide a notice to the Administrative Agent of any prepayment hereunder not later than 1:00 p.m. (New York City time) at least five Business Days before the date a Change of Control is consummated specifying the relevant prepayment date. Promptly following receipt of any such Prepayment Notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof.

(c)          Other Amounts. Each prepayment of a the Loans pursuant to this Section 2.03 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the unpaid installments of the Loans in inverse order of maturity.

2.04        Termination of Commitments.

(a)          The Commitments shall automatically terminate at 5:00 p.m. on the Termination Date.

(b)          The Borrower may not reduce or terminate the Commitments other than by utilizing the Commitments in accordance with this Agreement.

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2.05        Repayment of Loans. The Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of each Lender, the outstanding principal amount of each Loan in seven consecutive installments on the Interest Payment Dates falling in the months specified below (each such Interest Payment Date, a “Principal Repayment Date”), each such installment in an amount equal to the lesser of (i) the amount set forth in the table below opposite the calendar month in which such Principal Repayment Date falls, and (ii) the principal amount of the Loans outstanding on such Principal Repayment Date; provided, however, that all unpaid principal of the Loans on the Maturity Date shall be repaid by the Borrower on the Maturity Date:

Calendar Month	Amount
July, 2018	U.S.$	39,285,714
January, 2019	U.S.$	39,285,714
July, 2019	U.S.$	39,285,714
January, 2020	U.S.$	39,285,714
July, 2020	U.S.$	39,285,714
January, 2021	U.S.$	39,285,714
Maturity Date	U.S.$	39,285,716

2.06        Interest.

(a)          Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable conversion date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)          Upon the occurrence and during the continuance of any Event of Default, (i) all principal of any Loan shall bear interest, payable in arrears on the dates referred to in Section 2.06(a) above and on demand, for each day until paid at a rate per annum equal to the rate that is 2% in excess of the interest rate then applicable to the Loans, and at any time following the termination of the Interest Period then in effect such rate shall be equal to 2% plus the Base Rate plus the Applicable Margin, and (ii) to the fullest extent permitted by applicable Law, any other amount payable hereunder that is not paid when due shall bear interest from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)          Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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2.07        Fees.

(a)          The Borrower shall pay to the Global Coordinator, the Lead Arrangers, the Co-Arrangers, the Administrative Agent and the Lenders, as applicable, for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

(b)          All fees payable hereunder or under the Fee Letters, as applicable, shall be paid on the dates due, in Dollars, in immediately available funds and shall not be subject to reduction by way of set-off or counterclaim. Fees paid hereunder or under the Fee Letters, as applicable, shall not be refundable under any circumstances.

2.08        Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09        Evidence of Debt; Notes.

(a)          The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)          The Loans made by each Lender shall be evidenced by a Note. The Borrower, as issuer, and each Guarantor, as guarantor (fiador), shall prepare, execute and deliver to such Lender a Note payable to such Lender substantially in the form of Exhibit D-I on or prior to the Closing Date. Thereafter the Loan evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 11.6) be represented by one or more Notes in such form payable to the Lender named therein. Each Note shall be (i) dated as of the Closing Date and (ii) payable to such Lender on the date specified in the Instruction Letter. On or prior to the Closing Date, the Borrower and each Guarantor shall provide to each Lender a duly executed irrevocable letter of instruction (acuerdo de llenado) substantially in the form of Exhibit D-II (an “Instruction Letter ”) pursuant to which the Borrower and each Guarantor authorizes such Lender to complete the Note issued to such Lender in accordance with such Instruction Letter.

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(c)          The payment of any part of the principal of any such Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note evidencing such Loan pro tanto. Notwithstanding the discharge in full of any Note, (i) if the amount paid or payable under any such Note (whether arising from the enforcement thereof in Peru or otherwise) is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, to the fullest extent permitted under applicable Law, the Borrower agrees to pay to the Administrative Agent upon its receipt of written demand such difference and (ii) if the amount paid or payable under any such Note (whether arising from the enforcement thereof in Peru or otherwise) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, each Lender that has received any amounts under such Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under applicable Law, to pay such excess to the Borrower upon its receipt of written demand.

(d)          Upon discharge of all obligations of the Borrower under the Loan evidenced by a Note, the Lender holding such Note shall cancel such Note and promptly return it (together with its related Instructions Letter) to the Borrower.

(e)          Each Lender shall be entitled to have its Notes substituted, exchanged or subdivided for Notes of lesser denominations in connection with a permitted assignment of all or any portion of such Lender’s Loans and Notes pursuant to Section 11.06.

(f)          Notwithstanding article 1233 of the Civil Code of Peru (Legislative Decree N° 295), the obligations under any Note shall not be extinguished even if such Note is prejudiced under the laws of Peru due to negligence of any Lender.

2.10        Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 10:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 10:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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(b)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)          Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to make its payment under Section 11.04(c).

(d)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

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ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding.

(b)          If any Loan Party or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)          Without limiting the provisions of clause (a) and (b) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          After any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(f)

(i)           Any Lender that is entitled to an exemption from or reduction of Tax with respect to payments made under any Loan Document (including, without limitation, Peruvian withholding Taxes applicable to payments of interest to Lenders) shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of any such documentation (other than such documentation set forth in Section 3.01(f)(ii)) shall not be required if in the Administrative Agent’s or Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would prejudice the legal or commercial position of the Administrative Agent or such Lender.

(ii)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)          If any Recipient determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

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(h)          Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all other Obligations.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates. If in connection with any request for a LIBOR Loan (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, or (ii) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent determines that for any reason the LIBO Rate for any Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

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Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04        Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender;

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and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBO Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any failure by the Borrower in making the Borrowing of the LIBOR Loans after the Borrower has delivered a Loan Notice in accordance with Section 2.02 (including as a result of the failure of any of the conditions set forth in Article IV to be satisfied);

(b)          any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

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(c)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06        Mitigation Obligations. If any Lender requests compensation under Section 3.04, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (but in the case of Section 3.01 only to the extent the obligation to pay any such Indemnifies Taxes or additional amounts results from a Change in Law after the Closing Date) or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

3.08        Replacement of Lenders Under Certain Circumstances.

(a)          If (i) any Lender requests compensation under Section 3.04, (ii) any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (but in the case of Section 3.01 only to the extent the obligation to pay any such Indemnifies Taxes or additional amounts results from a Change in Law after the Closing Date) or (iii) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing right to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to one or more assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

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(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv);

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)         the assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(iv)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation thereafter;

(v)          in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(vi)         such assignment does not conflict with applicable Laws.

(b)          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.

CONDITIONS PRECEDENT TO Credit Extensions

4.01        Conditions for Closing and Credit Extension. The obligation of each Lender to make its Loan shall not become effective until the date on which the Administrative Agent shall have received each of the following documents (each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date)) or the following conditions precedent shall have been satisfied, as applicable (but in any event by no later than July 12, 2016), each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, each Lender):

(a)          Loan Documents. The Administrative Agent shall have received executed counterparts of each Loan Document, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, duly executed and delivered by each of the parties named as a proposed signatory thereto, and each Loan Document shall be in full force and effect.

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(b)          Organization Documents. The Administrative Agent shall have received certified copies of the Organization Documents, of each Loan Party and of all corporate authority for such Loan Party (including, without limitation, all necessary action of the board of directors, shareholders, or other governing body) with respect to the execution, delivery and performance of each Loan Document to which each such Loan Party is intended to be a party and each other document to be signed and delivered by such Loan Party from time to time in connection herewith and with the Loans.

(c)          Financial Statements. The Administrative Agent shall have received the financial statements described in Section 5.05 and financial projections of the Borrower and its Subsidiaries on a Consolidated basis for each of the fiscal years ending on or prior to December 31, 2021 and such financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent. Such financial statements shall not be materially inconsistent with the financial statements or other information previously provided to the Administrative Agent.

(d)          Legal Opinions. The Administrative Agent shall have received the following legal opinions, each dated as of the Closing Date, in the English language, addressed to the Administrative Agent and each Lender:

(i)           an opinion of García Sayan Abogados, special Peruvian counsel to the Loan Parties, in the form of Exhibit F, with customary qualifications and exceptions reasonably acceptable to the Administrative Agent and its counsel (and each Loan Party has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);

(ii)          an opinion of Milbank, Tweed, Hadley & McCloy, LLP special New York counsel to the Loan Parties, in the form of Exhibit G, with customary qualifications and exceptions reasonably acceptable to the Administrative Agent and its counsel (and each Loan Party has instructed such counsel to deliver such opinion to the Administrative Agent and the Lenders);

(iii)         an opinion of Payet, Rey, Cauvi, Pérez Abogados, special Peruvian counsel to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(iv)         an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

(e)          Officer’s Certificate. The Administrative Agent shall have received a certificate of each Loan Party dated as of the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, each executed by a Responsible Officer of such Loan Party.

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(f)          Solvency Certificate. The Administrative Agent shall have received a certificate of the Borrower, substantially in the form of Exhibit I, executed by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower confirming the Solvency of the Borrower and its Subsidiaries on a Consolidated basis as of the Closing Date (after giving effect on a pro forma basis to the occurrence of the Closing Date and the consummation of the Transactions).

(g)          Existing Debt Refinancing. The Borrower shall have made arrangements in substance and form reasonably satisfactory to the Administrative Agent and the Lenders, so that substantially concurrently with the making of the Loans hereunder, each and all obligations of the Borrower arising out of or in connection with the Reference Loan Documents shall have been paid in full in accordance with the terms thereof, and each such Reference Loan Document shall have been terminated.

(h)          Payment of Fees. The Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers and the Lenders shall have received all costs, fees, expenses (including, without limitation, the fees and expenses of Payet, Rey, Cauvi, Pérez Abogados and Skadden, Arps, Slate, Meagher & Flom LLP, special Peruvian and New York counsel, respectively, to the Administrative Agent) and other consideration presented for payment required to be paid on or before the Closing Date.

(i)          Material Adverse Effect. Since December 31, 2015, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the occurrence of the Closing Date and also after giving effect thereto, including the making of the Loans on the Closing Date and the intended use thereof.

(j)          Material Adverse Change. No event, development or circumstance has occurred that has had or could reasonably be expected to have, as determined by the Administrative Agent in its reasonable discretion, a material adverse change or material disruption in the Peruvian and/or international financial, banking or capital markets, and/or a material adverse change in the political or financial stability or condition of Peru.

(k)          Representations and Warranties. Each of the representations and warranties of the Borrower and each Guarantor set out in this Agreement and in each of the Loan Documents to which the Borrower or each such Guarantor is a party shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct (as so qualified) on and as of the Closing Date, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects on and as of the Closing Date.

(l)          No Default or Event of Default. No event, act or condition shall have occurred and be continuing or would result from the execution, delivery or performance of this Agreement or the other Loan Documents (including after giving effect to the occurrence of the Closing Date and the funding of the Loans hereunder) which would constitute a Default or an Event of Default (disregarding any cure period therefor).

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(m)          No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions, or (ii) have been commenced any action, suit, investigation or proceeding or, to the knowledge of any of the Loan Parties, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the ability of the Loan Parties to perform their obligations under the Loan Documents.

(n)          Governmental Approvals. The Administrative Agent shall have received all governmental, shareholder and third party consents and approvals necessary in connection with the Transactions and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Loan Parties or the Transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable that in the judgment of the Administrative Agent could have such effect.

(o)          Process Agent Acceptance. Each Loan Party shall have appointed the Process Agent as its agent for service of process in New York in respect of any dispute arising from or relating to this Agreement and the other Loan Documents to which it is a party, and shall have furnished evidence of such appointment and a Process Agent Acceptance, duly executed and delivered by the Process Agent.

(p)          Taxes. All applicable stamp taxes and duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been paid in full.

(q)          Loan Notice. The Administrative Agent shall have received a Loan Notice as required by Section 2.02(b), requesting the borrowing of the LIBOR Loans to be made on the Closing Date.

(r)          Notes. Each Lender shall have received its corresponding Note (together with its Instructions Letter), evidencing the Loan required to be made by such Lender on the Closing Date, duly executed and delivered by the Loan Parties, dated as of the Closing Date complying with the provisions of Section 2.09(b).

(s)          KYC Requirements. Each Lender shall have received all documentation and other information that such Lender requires in order to comply with its obligations under applicable “know your customer” rules and regulations, including the USA PATRIOT Act; provided that such information is requested by the Administrative Agent to the Borrower not earlier than five business days prior to the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power. Each Loan Party and each Material Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any Mining Concession, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including, without limitation, MEM or the OSINERGMIN) or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.

(a)          This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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(b)          Each of the Notes shall entitle the holder thereof to commence an executory proceeding (proceso único de ejecución) against each Loan Party in the Peruvian courts. If any Lender enforces any Note before the courts of Peru, it shall not be required to evidence to the Borrower or any other Person that such Note represents obligations of the Borrower under this Agreement nor that any condition herein has been satisfied.

5.05        Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)          The unaudited statement of financial position, consolidated statement of profit or loss and consolidated statement of cash flows of the Borrower and its Subsidiaries dated March 31, 2016 (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)          Except as set forth in Schedule 7.03(b), no Loan Party has any Indebtedness outstanding as of the Closing Date.

(e)          As of the Closing Date, none of the Loan Parties or any Material Subsidiary thereof has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements (including the notes thereto).

5.06        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority (including, without limitation, MEM or the OSINERGMIN), by or against any Loan Party or any of their respective Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the Transactions, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

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5.07        No Default.

(a)          Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Neither any Loan Party nor any Material Subsidiary thereof is in default under or with respect to any Mining Concession that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions.

5.08        Ownership of Property; Liens. Each Loan Party and each of their respective Material Subsidiaries has good and valid title in, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Material Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance. Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance. The properties of the Loan Parties and their respective Material Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Material Subsidiary operates.

5.11        Taxes.

(a)          The Loan Parties and their respective Material Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS. There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

(b)          Under applicable Law, there is no restriction or limitation on the obligation of the Loan Parties to pay any additional amounts payable pursuant to Section 3.01(b).

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5.12        Subsidiaries; Equity Interests.

(a)          As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by each Loan Party in the amounts specified in Schedule 5.12 free and clear of all Liens. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.12. All of the outstanding Equity Interests in each Guarantor have been validly issued, are fully paid and nonassessable and are owned by the Persons and in the amounts specified in Schedule 5.12 free and clear of all Liens.

(b)          Except as set forth in Schedule 5.12 there are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including without limitation pursuant to uncapitalized capital contributions), obligating any Loan Party to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or any securities exchangeable for, or convertible into, capital stock or obligating any Loan Party to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

5.13        Margin Regulations; Investment Company Act.

(a)          None of the Loan Parties are engaged nor will they engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)          None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. The Loan Parties are not subject to any regulation which limits their ability to incur Indebtedness hereunder or satisfy their obligations under the Loan Documents.

5.14        Disclosure. The Borrower has disclosed under Part I, Item 10, Section C of the annual report of the Borrower most recently filed with the SEC prior to the Closing Date, all agreements or instruments that, if breached or terminated, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent, any Lender or any of their consultants in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such projected financial information as to future events are not be to viewed as facts and that actual results during the period or periods covered by any such projected financial information may differ from the projected results.

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5.15        Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all applicable Laws (including, without limitation, the General Mining Law) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16        Intellectual Property; Licenses, Etc. Each Loan Party and each Material Subsidiary thereof owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Material Subsidiary thereof infringes upon any rights held by any other Person.

5.17        Legal Form.

(a)          Each of the Loan Documents to which any Loan Party is a party is in proper legal form under the laws of the jurisdiction of such Loan Party for the enforcement thereof against such Loan Party under such law. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Loan Document in the jurisdiction of each Loan Party, it is not necessary that (i) this Agreement or any other Loan Document be filed or recorded with any Governmental Authority in such jurisdiction; or (ii) that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Loan Parties.

(b)          Under current laws and regulations of Peru and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made pursuant to the Loan Documents may be freely transferred out of Peru and may be paid in, or freely converted into, Dollars.

5.18        Labor Matters. There is (i) no unfair labor practice complaint pending or threatened against any Loan Party or any Subsidiary thereof or before any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened against any Loan Party or any Subsidiary thereof, (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against any Loan Party or any Subsidiary thereof, (iii) no representation proceeding pending with any Governmental Authority involving the employees of any Loan Party or of any Subsidiary thereof, (iv) no union representation question existing with respect to the employees of any Loan Party or any Subsidiary thereof and (v) no union organizing activity taking place, except, in each case with respect to (i) through (v), as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.19        Solvency. Upon giving effect to the execution and delivery of the Loan Documents by the parties thereto and the consummation of the Transactions, the Loan Parties will be Solvent as of the Closing Date.

5.20        Rank of Debt. The obligations evidenced by each Loan Document to which each Loan Party is a party are and will at all times be direct and unconditional general obligations of each such Loan Party and rank and will at all times rank in right of payment and otherwise at least pari passu with all other senior unsecured Indebtedness of such Loan Party, if any, whether now existing or hereafter outstanding.

5.21        Commercial Activity; Absence of Immunity. Each Loan Party is subject to civil and commercial law with respect to its obligations under this Agreement, and each other Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party constitute private and commercial acts rather than public or governmental acts. No Loan Party nor any property of any Loan Party is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any of the other Loan Documents to which it is a party.

5.22        Use of Proceeds.

(a)          The Borrower will use the proceeds of the Loans solely (i) to prepay the Reference Indebtedness, (ii) for other general corporate purposes and (iii) to pay the fees and expenses incurred in connection with the transactions contemplated herein.

(b)          No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter be in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(c)          No part of the proceeds of the Loans will be used to fund any “project” (Proyecto), within the meaning of such quoted term under Resolución SBS No 1928-2015 of the Peruvian Superintendencia de Banca, Seguros y AFP as now and from time to time hereafter be in effect or for any purpose which violates or is inconsistent with the provisions of Resolución SBS No 1928-2015 of the Peruvian Superintendencia de Banca, Seguros y AFP.

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(d)          No part of the proceeds of the Loans will be used to finance (i) production or commercialization of arms, munition and any kind of military equipment or weapons of war, and generally goods and services destined to military use, (ii) production or commercialization of radioactive materials, except for those that are intended for medical or scientific purposes, (iii) production or commercialization of any product or activity which is illegal under applicable Law, (iv) gambling, casinos and similar enterprises, regardless of the means by which the activity is carried out (electric, through the internet or otherwise), or whether the activity is legal or illegal, (v) trade in wildlife or wildlife products regulated under the Convention on International Trade in Endangered Species of Wild Fauna and Flora, (vi) commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy under applicable Law), (vii) production or commercialization of pesticides and herbicides subject to restrictions or international prohibitions according to the Rotterdam Convention on the Prior Informed Consent Procedure for Certain Hazardous Chemicals and Pesticides in International Trade, or (viii) production or trade in ozone depleting substances subject to international phase out according to the Montreal Protocol.

5.23        Transaction Documents.

(a)          No “default,” “event of default” or similar event has occurred and is continuing under any Reference Loan Document. Schedule 1.01-I sets forth the aggregate amount of principal, interest, fees, premium, penalties, rental payments and all other amounts outstanding under each Reference Loan Document and payable by the Borrower to each Reference Creditor opposite to each such Reference Creditor’s name in such Schedule 1.01-I.

(b)          The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the Cerro Verde Subordinated Loan Agreement as in effect on the date hereof duly executed and delivered by the parties thereto.  No provision of the Cerro Verde Subordinated Loan Agreement has been amended, supplemented or modified in any respect prior to the date hereof, other than as disclosed in writing to the Administrative Agent on or prior to the date hereof.  The Cerro Verde Subordinated Loan Agreement has been validly authorized, executed and delivered by each party thereto and constitutes the valid and binding obligation of each party thereto in accordance with the terms thereof.  No “default,” “event of default” or similar event has occurred and is continuing under the Cerro Verde Subordinated Loan Agreement. As of the Closing Date, the aggregate amount of Investments made by the Borrower in Cerro Verde pursuant to the Subordinated Loan Agreement is U.S.$124,800,000.

5.24        Permits.

(a)          Set forth in Schedule 5.24(a) is a list of all Permits that are required as of the date hereof. Except as (i) disclosed in Schedule 5.24(a) or (ii) the failure of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their respective Material Subsidiaries have obtained all Permits set forth in Schedule 5.24(a), all of which are in full force and effect, and the Loan Parties and their respective Material Subsidiaries are in compliance with all such Permits. The Borrower has not received any notice of proceedings relating to the revocation, cancellation, expropriation or materially adverse modification of any such Permit.

(b)          The Borrower has no reason to believe that:

(i)           any Permit set forth in Schedule 5.24(a) which requires renewal will not be renewed as and when required under applicable Law and without imposing any further material adverse restrictions or conditions thereon;

(ii)          any such Permit will be withdrawn, suspended, cancelled, varied, surrendered or revoked unless no longer required pursuant to applicable Law; or

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(iii)         any such Permit required to be obtained following the date hereof will not be obtained in the ordinary course.

5.25        Huanza Non-Recourse Indebtedness. As of the Closing Date, all Indebtedness of Huanza constitutes Non-Recourse Indebtedness.

5.26        Sanctions.

(a)          None of the Loan Parties or any of their respective Subsidiaries or, to the knowledge of such Loan Party, any of the respective directors, officers, employees, agents or Affiliates of the Loan Parties or any of its Subsidiaries is: (i) a Sanctions Target; or (ii) subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Sanctions.

(b)          Each of the Loan Parties and their respective Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions.

5.27        Anti-Corruption Laws.

(a)          None of the Loan Parties or any of their Subsidiaries or, to the knowledge of such Loan Party, any of their respective directors, officers, agents or employees has taken any action, directly or indirectly, that would constitute a violation by such Persons of applicable Anti-Corruption Laws.

(b)          Each of the Loan Parties and their respective Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

5.28        Anti-Money Laundering Laws. None of the Loan Parties or any of their Subsidiaries or, to the knowledge of such Loan Party, any of their respective directors, officers, employees, agents, or Affiliates is or has been subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Money Laundering Laws.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations and (ii) expense reimbursement obligations, in each case, which are not yet due and payable and for which no claim has been made):

6.01        Financial Statements. The Loan Parties, jointly and severally, agree to deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

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(a)          as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) the consolidated statements of financial position and related consolidated statements of profit or loss, statements of other comprehensive income, statements of changes in equity and statements of cash flows of the Borrower and its Subsidiaries as of the end of such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit to the effect that such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries, and (ii) the unaudited consolidated statement of financial position, consolidated statement of profit or loss and consolidated statement of cash flows of the Borrower and its Subsidiaries for the fourth fiscal quarter of such fiscal year, setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of profit and loss and cash flows of the Borrower and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes; and

(b)          as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated statement of financial position, consolidated statement of profit or loss and consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of profit and loss and cash flows of the Borrower and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02        Certificates; Other Information. The Loan Parties, jointly and severally, agree to deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken by the Loan Parties with respect thereto, (ii) certifying the compliance by the Loan Parties with Sections 7.03(g), 7.11 and 10.17(b) and setting forth in reasonable detail the calculations required to establish the compliance by the Loan Parties with such section, and (iii) stating whether any change in IFRS or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.01 or Section 5.01(a), as applicable, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

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(b)          promptly after determining that a Significant Event of Loss with respect to any asset or property of any Loan Party or any of its Subsidiaries has occurred, a certificate signed by a Responsible Officer of such Loan Party, describing in detail the nature of such Significant Event of Loss, the property or asset affected thereby, the insurance covering such Significant Event of Loss, the aggregate Net Insurance/Condemnation Proceeds received by such Loan Party or such Subsidiary (together with calculations in reasonable detail in connection thereto) and the actions proposed to be taken by such Loan Party in connection therewith to comply with Section 2.03(b)(i);

(c)          not later than five Business Days prior to the day on which any Loan Party becomes required to use, or to cause any of its Subsidiaries to use, Net Debt Incurrence Proceeds to prepay the Loans pursuant to Section 2.03(b)(ii), a certificate from a Responsible Officer of the relevant Loan Party setting forth a description in reasonable detail of the Indebtedness Incurred by such Loan Party or such Subsidiary, the aggregate Net Debt Incurrence Proceeds received by such Loan Party or such Subsidiary in connection with such Indebtedness (together with calculations in reasonable detail in connection thereto) and the actions proposed to be taken by such Loan Party in connection therewith to comply with Section 2.03(b)(ii);

(d)          not later than five Business Days prior to the day on which any Disposition of the type permitted under Section 7.05(g) is expected to be consummated by any Loan Party or any of its Subsidiaries, a certificate signed by a Responsible Officer of such Loan Party, describing the property or assets to be so Disposed, the aggregate Net Asset Sale Proceeds expected to be received by such Loan Party or such Subsidiary in connection with such Disposition and the actions proposed to be taken by the Loan Parties in connection therewith to comply with Section 2.03(b)(iii);

(e)          promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Material Subsidiary, or any audit of any of them;

(f)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC (or comparable agency in Peru or in any applicable non-Peruvian jurisdiction), and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g)          promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Material Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in Peru or in any applicable non-Peruvian jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Material Subsidiary thereof;

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(h)          promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Material Subsidiary thereof, copies of each notice or other correspondence received from MEM or the OSINERGMIN concerning any sanction, investigation or possible investigation or other inquiry by such agency regarding any Loan Party or any Material Subsidiary thereof; and

(i)          promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Material Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Internet website www.buenaventura.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent, the Global Coordinator and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Global Coordinator, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Global Coordinator and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

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6.03        Notices. The Loan Parties, jointly and severally, agree to promptly notify the Administrative Agent and each Lender after a Responsible Officer of any Loan Party obtains knowledge thereof:

(a)          of the occurrence of any Default or Event of Default;

(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)          of any material change in accounting policies or financial reporting practices by any Loan Party or any Material Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, pay and discharge or otherwise satisfy, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by the Borrower or such Material Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness (other than Indebtedness hereunder), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, to the extent failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05        Preservation of Existence, Etc. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable, except in a transaction expressly permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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6.06        Maintenance of Properties. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08        Compliance with Laws. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, comply in all material respects with the requirements of all applicable Laws (including, without limitation, the General Mining Law) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Compliance with Contractual Obligations. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, comply with all the terms and conditions of all contracts (including, without limitation, any Mining Project Rights) to which it is a party or by which any of its properties or assets is bound, keep each such material contract in full force and effect and enforce all material provisions thereof in accordance with their respective terms; except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.10        Books and Records. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with IFRS consistently applied shall be made of all financial transactions and matters involving the assets and business of each Loan Party and each Material Subsidiary thereof, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Material Subsidiary, as the case may be.

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6.11        Inspection Rights. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the relevant Loan Party; provided, however, that absent the existence of an Event of Default, only one any such visit and inspection during any fiscal year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

6.12        Use of Proceeds. The Borrower will use the proceeds of the Loans solely (i) to prepay the Reference Indebtedness, (ii) for general corporate purposes and (iii) to pay the fees and expenses incurred in connection with the transactions contemplated herein.

6.13        Pari Passu Ranking. The Loan Parties, jointly and severally, agree to take all action which may be or become necessary or appropriate to ensure that the obligations of each Loan Party under the Loan Documents to which it is a party will continue to constitute its direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of such Loan Party.

6.14        Permits. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, promptly obtain, maintain and renew or extend (as appropriate) from time to time at its own expense all such Permits as may be required for (i) the Loan Parties to comply with their obligations under each Loan Document to which it is a party, and (ii) for the Loan Parties and their respective Material Subsidiaries, to own their respective properties that are material to their business and conduct their businesses and operations as presently conducted and as proposed to be conducted in all material respects.

6.15        Additional Documents. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, from time to time execute and deliver or cause to be executed and delivered any and all such further documents and instruments as may reasonably be requested by the Administrative Agent that are necessary for the compliance by each Loan Party with its obligations under this Agreement and the other Loan Documents to which it is a party.

6.16        Corporate Separateness. The Loan Parties, jointly and severally, agree to, and to cause each of their respective Material Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate records. None of the Loan Parties or any of their respective Material Subsidiaries shall conduct its or their affairs in a manner which is reasonably likely to result in the corporate or other existence of any Loan Party or any of its Material Subsidiaries being ignored, or in the assets and liabilities of any Loan Party or any of its Material Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

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6.17        Reference Creditors Pay-Off Confirmations. The Borrower agrees to deliver to the Administrative Agent, not later than 30 days following the Closing Date, documentation in substance and form reasonably satisfactory to the Administrative Agent and the Required Lenders, issued by each Reference Creditor and signed by a duly appointed representative of such Reference Creditor, evidencing that (a) all extensions of credit and all other obligations due and payable by the Borrower under each Reference Loan Document to which such Reference Creditor is a party have been repaid in full, (b) such Reference Loan Document has been terminated and is of no further force and effect (other than with respect to those obligations and provisions in such Reference Loan Document that expressly survive the termination thereof) and (c) any guarantees, sureties and all liens created thereunder or with respect thereto, if any, have been terminated and are of no further force and effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations and (ii) expense reimbursement obligations, in each case, which are not yet due and payable and for which no claim has been made):

7.01        Liens. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(b)          Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS;

(c)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)          (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiaries;

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(e)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h)          Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(i)           Liens on any property or asset acquired after the Closing Date and existing prior to the acquisition thereof by the Borrower or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the Closing Date that exists prior to the time such Person becomes a Subsidiary of the Borrower; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Borrower, as the case may be, (ii) such Lien will not apply to any other property of the Borrower or any of its Subsidiaries, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower, as the case may be;

(j)          any other Liens securing Indebtedness of any Loan Party or any Subsidiary thereof in an aggregate amount, not exceeding, individually or in the aggregate, U.S.$70,000,000 (as such amount may be reduced pursuant to Section 7.03(d)) at any time outstanding (or the Dollar Equivalent thereof); provided that no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after giving effect on a pro forma basis to the creation of such Lien.

7.02        Investments. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, make any Investments, except:

(a)          Investment existing on the date hereof and listed on Schedule 7.02;

(b)          Investments held by such Loan Party or such Subsidiary in the form of cash equivalents;

(c)          advances to officers, directors and employees of any Loan Party or any Subsidiary thereof in an aggregate amount not to exceed U.S.$1,000,000 (or the Dollar Equivalent thereof) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

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(d)          Investments of the Loan Parties in any wholly-owned Subsidiary thereof (other than Huanza) and Investments of any wholly-owned Subsidiary of any Loan Party in a Loan Party or in another wholly-owned Subsidiary of any Loan Party (other than Huanza);

(e)          Investments of the Borrower, directly or indirectly, in Huanza; provided, however that any Investment in Huanza shall only be permitted pursuant to this Section 7.02(e) if, and only to the extent that, (i) such Investment is made solely out of net income of the Borrower available for distribution to the stockholders of the Borrower on the fiscal year of the Borrower on which such Investment is made, as evidenced in the audited financial statements of the Borrower and its Subsidiaries for the fiscal year immediately preceding the fiscal year in which such Investment is made and delivered to the Administrative Agent and each Lender pursuant to Section 6.01(a), (ii) on the date on which the Borrower makes such Investment, the Borrower and the Loan Parties would have been permitted to make a Restricted Payment pursuant to Section 7.06(b) or (c) (as applicable), and (iii) no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after making such Investment;

(f)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)          Guarantees expressly permitted by Section 7.03(d);

(h)          Investments of the Borrower in Cerro Verde made pursuant to the Cerro Verde Subordinated Loan Agreement; provided that any such Investments made at any time following the Closing Date shall not exceed, individually or in the aggregate, U.S.$41,700,000.

(i)          Investments of the Loan Parties, directly or indirectly, in any non-wholly owned Subsidiary of the Borrower or joint venture (including any Associated Entity); provided, however that any Investment pursuant to this Section 7.02(i) shall only be permitted if, and only to the extent that, (i) such Investment is made solely out of net income of the Borrower available for distribution to the stockholders of the Borrower on the fiscal year of the Borrower on which such Investment is made, as evidenced in the audited financial statements of the Borrower and its Subsidiaries for the fiscal year immediately preceding the fiscal year in which such Investment is made and delivered to the Administrative Agent and each Lender pursuant to Section 6.01(a), (ii) on the date on which the relevant Loan Party makes such Investment, the Borrower and the Loan Parties would have been permitted to make a Restricted Payment pursuant to Section 7.06(b) or (c) (as applicable), and (iii) no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after making such Investment;

(j)          other Investments not exceeding, individually or in the aggregate, during any fiscal year of the Borrower, U.S.$20,000,000 (or the Dollar Equivalent thereof), but only to the extent no Default or Event of Default shall have occurred and is continuing at the time of such Investment or would result from the making of such Investment.

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7.03        Indebtedness. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness under the Loan Documents;

(b)          Indebtedness outstanding on the date hereof and listed on Schedule 7.03(b) and any refinancing, refunding, renewals or extension thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)          Indebtedness in respect of purchase money obligations or Capital Lease Obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided, however that the aggregate amount of all such Indebtedness shall not exceed, individually or in the aggregate, during any fiscal year of the Borrower, U.S.$10,000,000 (or the Dollar Equivalent thereof);

(d)          Guarantees (other than any Liens) of the Borrower or any Subsidiary of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary of the Borrower; provided, that with respect to any Guarantee in respect of any Indebtedness of any non-wholly owned Subsidiary of the Borrower, such Guarantee shall only be permitted if, and only to the extent that, (i) on the date on which the Borrower or any of its Subsidiaries grants such Guarantee, the Borrower and the Loan Parties would have been permitted to make an Investment pursuant to Section 7.02(i) in the amount of the Indebtedness Guaranteed thereby; and (ii) on the date on which the Borrower or any of its Subsidiaries grants such Guarantee, the Borrower and its Subsidiaries would have been permitted to create a Lien pursuant to Section 7.01(j) securing Indebtedness in the amount of the Indebtedness so Guaranteed; provided, further that for purposes of determining the compliance of the Loan Parties with Section 7.01(j), the amount of any Indebtedness of any non-wholly owned Subsidiary of the Borrower which is Guaranteed by the Borrower or any of its Subsidiaries pursuant to this Section 7.03(d) shall count toward (and reduce) the threshold set forth under such Section 7.01(j) as if such Guarantee constituted a Lien securing the Indebtedness so Guaranteed;

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(e)          obligations (contingent or otherwise) of the Borrower or any Subsidiary of the Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provisions exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party;

(f)          Non-Recourse Indebtedness incurred by Huanza;

(g)          Indebtedness of any Person that becomes a Subsidiary after the Closing Date pursuant to an acquisition permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary and is not incurred in contemplation of such Person becoming a Subsidiary, that is non-recourse to (and is not assumed by any of) the Borrower or any Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Subsidiary after the Closing Date) and is either (x) unsecured or (y) secured only by the assets of such Subsidiary by Liens permitted under Section 7.01(i);

(h)          other Indebtedness in an aggregate principal amount not to exceed, individually or in the aggregate, U.S.$200,000,000 at any one time outstanding; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after giving effect on a pro forma basis to the creation, incurrence or assumption of such Indebtedness, (ii) the Consolidated Net Leverage Ratio (excluding the cash proceeds from the incurrence of such Indebtedness) as of the date of creation, incurrence or assumption of such Indebtedness, after giving effect on a pro forma basis to the creation, incurrence or assumption of such Indebtedness, shall not be greater than 3.00:1.00, (iii) the proceeds of such Indebtedness are used primarily to finance the construction and development of any mining projects of the Borrower or any of its Subsidiaries in Peru, and (iv) if such Indebtedness is to be incurred or assumed by a Subsidiary of the Borrower which is not a Guarantor, prior to incurring or assuming such Indebtedness the Borrower shall cause such Subsidiary to become a Guarantor pursuant to Section 10.17(a); and

(i)          additional Indebtedness for borrowed money not otherwise permitted under clauses (a) through (h) above; provided that (a) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect on a pro forma basis to the Incurrence of such Indebtedness, and (b) the Net Debt Incurrence Proceeds therefrom are applied to prepay the Loans pursuant to Section 2.03(b)(ii).

7.04        Fundamental Changes. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, merge, dissolve, liquidate, spin-off, consolidate, with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom,

(a)          any Subsidiary of the Borrower may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Borrower, provided that (i) when any wholly-owned Subsidiary of the Borrower is merging with a another Subsidiary of the Borrower, the wholly-owned Subsidiary of the Borrower shall be the continuing or surviving Person, and (ii) when any Guarantor is merging with another Subsidiary of the Borrower, the Guarantor shall be the continuing or surviving Person;

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(b)          any Subsidiary of the Borrower (other than a Guarantor) may liquidate or dissolve if the board of directors of the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not adverse to the interests of the Lenders hereunder in any material respect;

(c)          any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor and (ii) prior to, and after giving effect on a pro forma basis, to such transaction, the Loan Parties shall be in compliance with Section 10.17 as of the last day of the fiscal quarter of the Borrower most recently ended (assuming that such transaction was consummated on the first day of such fiscal quarter);

(d)          any Subsidiary of the Borrower (other than a Guarantor) may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; and

(e)          any Subsidiary of the Borrower (other than a Guarantor) may enter into any merger, dissolution, liquidation or consolidation the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

7.05        Dispositions. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          Dispositions of inventory in the ordinary course of business;

(c)          Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)          Dispositions of property by any Subsidiary of the Borrower to the Borrower or to a wholly-owned Subsidiary of the Borrower; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e)          Dispositions permitted by Section 7.04;

(f)          Other Dispositions by the Borrower and its Subsidiaries; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year of the Borrower shall not exceed 5% of the Consolidated Total Assets as of the last day of the fiscal year most recently ended prior to such Disposition; and

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(g)          additional Dispositions not otherwise permitted under clauses (a) through (f) above; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the Net Asset Sale Proceeds relating to such Disposition are applied to prepay the Loans pursuant to Section 2.03(b)(iii);

provided, however, that any Disposition pursuant to subsections (a) through (g) shall only be permitted to the extent that (i) such Disposition is made for Fair Market Value; and (ii) such Disposition and all transactions related thereto are consummated in accordance with applicable Law.

Anything herein to the contrary notwithstanding, the Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make any Disposition in respect of any Equity Interest in Cerro Verde.

7.06        Restricted Payments. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interest, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)          the Borrower and each Material Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock, other common Equity Interests or investment shares of such Person;

(b)          the Borrower may declare or pay cash dividends to its stockholders or holders of its investment shares during any fiscal year of the Borrower ending on or prior to December 31, 2018; provided, that any such declaration or payment of dividends is made solely out of up to 20% of the net income of the Borrower and its Subsidiaries available for distribution to the stockholders or holders of investment shares of the Borrower on such fiscal year, as evidenced in the audited financial statements of the Borrower and its Subsidiaries for the fiscal year immediately preceding the fiscal year in which such dividend payment is declared or paid and delivered to the Administrative Agent and each Lender pursuant to Section 6.01(a); and

(c)          the Borrower may declare or pay cash dividends to its stockholders or holders of investment shares during any fiscal year of the Borrower following the fiscal year of the Borrowing ending on December 31, 2018; provided, that any such declaration or payment of dividends is made solely out of the net income of the Borrower and its Subsidiaries available for distribution to the stockholders of the Borrower on such fiscal year, as evidenced in the audited financial statements of the Borrower and its Subsidiaries for the fiscal year immediately preceding the fiscal year in which such dividend payment is declared or paid and delivered to the Administrative Agent and each Lender pursuant to Section 6.01(a).

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7.07        Change in Nature of Business. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, engage in any material line of business substantially different from the Line of Business.

7.08        Transactions with Affiliates. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or Material Subsidiary thereof as would be obtainable by such Loan Party or such Material Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions solely between or among Loan Parties.

7.09        Burdensome Agreements. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary of any Loan Party to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Interests to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (b) of any Subsidiary of the Borrower to Guarantee the Indebtedness of the Borrower, (c) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, (d) of any Subsidiary of any Loan Party to pay any Indebtedness owed to, any Loan Party or any of its Subsidiaries or (e) of any Subsidiary of any Loan Party to make loans or advances to, or other Investments in, any Loan Party or any of its Subsidiaries; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the date hereof (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (ii) restrictions under the Loan Documents, (iii) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary of the Borrower (to the extent such Disposition is permitted hereunder) pending such Disposition (provided that such restrictions and conditions apply only to the Subsidiary that is to be Disposed of), (iv) Contractual Obligations binding only on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, and (v) other customary restrictions and conditions that apply to any Subsidiary of the Borrower, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.10        Use of Proceeds. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to:

(a)          use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(b)          use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to fund any “project” (Proyecto), within the meaning of such quoted term under Resolución SBS No 1928-2015 of the Peruvian Superintendencia de Banca, Seguros y AFP as now and from time to time hereafter be in effect or for any purpose which violates or is inconsistent with the provisions of Resolución SBS No 1928-2015 of the Peruvian Superintendencia de Banca, Seguros y AFP; or

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(c)          use the proceeds of the Loans to finance (i) production or commercialization of arms, munition and any kind of military equipment or weapons of war, and generally goods and services destined to military use, (ii) production or commercialization of radioactive materials, except for those that are intended for medical or scientific purposes, (iii) production or commercialization of any product or activity which is illegal under applicable Law, (iv) gambling, casinos and similar enterprises, regardless of the means by which the activity is carried out (electric, through the internet or otherwise), or whether the activity is legal or illegal, (v) trade in wildlife or wildlife products regulated under the Convention on International Trade in Endangered Species of Wild Fauna and Flora, (vi) commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy under applicable Law), (vii) production or commercialization of pesticides and herbicides subject to restrictions or international prohibitions according to the Rotterdam Convention on the Prior Informed Consent Procedure for Certain Hazardous Chemicals and Pesticides in International Trade, or (viii) production or trade in ozone depleting substances subject to international phase out according to the Montreal Protocol.

Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

7.11        Financial Covenants. The Borrower shall not:

(a)          Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio to be, as of the last day of any fiscal quarter of the Borrower, less than 4.00:1.00.

(b)          Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio to be greater than, (i) 4.00:1.00, as of the last day of any fiscal quarter of the Borrower during the period commencing on the Closing Date and ending on (and including) June 30, 2017, and (ii) 3.00:1.00, as of the last day of any fiscal quarter of the Borrower thereafter.

(c)          Consolidated Net Worth. Permit the Consolidated Net Worth to be less than U.S.$2,711,388,800 at any time.

7.12        Limitation on Prepayments; Amendments of Certain Documents. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to:

(a)          Prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any prepayment, retirement, redemption, purchase, defeasance or exchange of any outstanding Indebtedness of any Loan Party or any of its Subsidiaries that ranks junior and subordinate in right of payment to any of the obligations of the Loan Parties hereunder and under the other Loan Documents, or (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Indebtedness of any Loan Party or any of its Subsidiaries that ranks junior and subordinate in right of payment to any of the obligations of the Loan Parties hereunder and under the other Loan Documents, except (i) to the extent such modification, supplement, waiver, termination or release does not adversely affect the interests of the Lenders hereunder in any material respect; or (ii) with the prior written consent of the Required Lenders.

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(b)          Enter into or consent to any modification, supplement or waiver to any provision of its Organization Documents, except (i) to the extent such modification, supplement or waiver does not adversely affect the interests of the Lenders hereunder in any material respect; or (ii) otherwise with the prior written consent of the Required Lenders.

(c)          Enter into or consent to any modification, supplement or waiver to any provision of the Cerro Verde Subordinated Loan Agreement, except (i) to the extent such modification, supplement or waiver does not adversely affect the interests of the Lenders hereunder in any material respect; or (ii) otherwise with the prior written consent of the Required Lenders.

7.13        Accounting Changes; Limitations on Changes in Fiscal Year. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Material Subsidiaries to:

(a)          Make, any change in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by IFRS, consistently applied, or applicable Law and, to the extent material, disclosed to the Administrative Agent and (ii) agreed to by its independent public accountants (who shall be of recognized international standing).

(b)          Change its current fiscal year end to end on a day other than on December 31.

7.14        Sanctions. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary of any Loan Party, joint venture partner or other individual or entity, to fund any activities or business of or with any Sanctions Target, or in any Sanctioned Jurisdiction, or in any manner that would constitute a violation of Sanctions by any party hereto (including any Lender).

7.15        Anti-Corruption Laws. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, use the proceeds of any Loan in any manner that would constitute a violation of applicable Anti-Corruption Laws by any Loan Party or any of its Subsidiaries.

7.16        Anti-Money Laundering Laws. The Loan Parties, jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, use the proceeds of any Loan in any manner that would constitute a violation of applicable Anti-Money Laundering Laws by any Loan Party or any of its Subsidiaries.

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ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)          Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.12, 6.13 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article X; or

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after receipt of notice thereof by the Borrower from the Administrative Agent or the Required Lenders; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party (or any Subsidiary thereof) herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect when made or deemed made in any material respect; or

(e)          Cross-Default. (i) Any Loan Party or any Material Subsidiary thereof (A) fails to make any payment when due, beyond the applicable grace period, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition beyond the applicable grace period, if any, relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Material Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Material Subsidiary as a result thereof is greater than the Threshold Amount; or

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(f)          Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)          Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j)          Condemnation; Nationalization. Any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate all or any substantial portion of the property of the Loan Parties and their Subsidiaries taken as a whole (either with or without payment of compensation), or the Loan Parties and their Subsidiaries taken as a whole shall be prevented from exercising normal control over all or a substantial part of its property (and the same shall continue for 30 or more days); or

(k)          Order.  Any Governmental Authority shall issue any order, decree or resolution that limits, restricts, or prohibits the consummation of any of the Transactions; or

(l)          Moratorium.     Any Governmental Authority shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of any Loan Party to pay any principal, interest or any amount payable by any of them hereunder or under any other Loan Document when the same become due and payable hereunder or under any other Loan Document, and such cancellation, suspension or deferral shall continue for ten or more consecutive days; or

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(m)          Exchange Controls.   The imposition of any exchange controls, currency convertibility controls or currency transferability controls by any competent Governmental Authority, or any other action of a Governmental Authority, in each case that adversely affects the ability of the Loan Parties, taken as a whole, to comply with its obligations hereunder or under any other Loan Document; or

(n)          Permits. Any Permit shall be revoked, adversely modified in any material respect, withdrawn or withheld, in each case that adversely affects the ability of the Loan Parties, taken as a whole, to comply with their obligations hereunder or under any other Loan Document, and such Permit shall not have been reinstated, revised or replaced within 30 days; or

(o)          Mining Concessions. Any Mining Concession or any Mining Project Right is terminated, to the extent such termination could reasonably be expected to result in a Material Adverse Effect.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable pursuant to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01        Appointment and Authority. Each of the Lenders hereby irrevocably appoints Banco de Crédito del Perú to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

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(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by any Loan Party or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.05        Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

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(b)          With effect from the Resignation Effective Date (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Global Coordinator, the Lead Arrangers or the Co-Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Guaranty Matters.

(a)          Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction expressly permitted under the Loan Documents.

(b)          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.

GUARANTY

10.01      Guaranty.

(a)          The Guarantors hereby irrevocably and unconditionally, jointly and severally, guarantee to the Administrative Agent and each Lender and until termination of this Guaranty pursuant to Section 10.16, the full payment and performance of each and all of the Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise.

(b)          Each payment made by each of the Guarantors pursuant to this Guaranty shall (i) be made in Dollars, (ii) in immediately available funds, (iii) without set-off or counterclaim, and (iv) free and clear of and without deduction or withholding for or on account of any present and future Taxes and any penalties, interest and other payments on or in respect thereof.

10.02      Taxes. If any Taxes must be deducted or withheld from any amounts payable or paid by the Guarantors hereunder, Section 3.01 shall apply to the Guarantors as if such Guarantor would be the Borrower.

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10.03      Continuing Guaranty. This Guaranty is a continuing guaranty, and shall apply to all Obligations whenever arising until termination of this Guaranty pursuant to Section 10.16.

10.04      Waiver of Rights. Each Guarantor hereby absolutely, unconditionally and irrevocably waives to the fullest extent permitted by applicable Law:

(a)          promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder;

(b)          demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations;

(c)          any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any of the other Loan Parties, or any Person;

(d)          any other action, event or precondition that constitutes or may constitute a discharge or defense to the enforcement hereof or the performance by each of the Guarantors of the Obligations;

(e)          all suretyship defenses;

(f)          any defense arising by any lack of capacity or authority or any other defense of any of the Parties or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Parties and any defense that any other guarantee or security was or was to be obtained by the Administrative Agent and/or the other Lenders;

(g)          any right to which it may be entitled to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against any Guarantor; and

(h)          any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Obligations or any rights of the Administrative Agent or the Lenders with respect thereto, including (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-Dollar currency for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required  approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any Governmental Authority that directly or indirectly deprives any Loan Party of any assets or their use or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clauses (i), (ii) or (iii) above, (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement).

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10.05      No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations shall affect, impair or be a defense hereunder.

10.06      Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each of the Guarantors hereunder are independent of the obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article X, irrespective of whether any action is brought against any other Loan Party or any other Person or whether any other Loan Party or any other Person is joined in any such action or actions. Each Guarantor waives any right to require any resort by the Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any of the Loan Parties or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of the Administrative Agent’s right to proceed in any other form of action or proceeding or against any other Person unless the Administrative Agent has expressed any such waiver in writing. Without limiting the generality of the foregoing, no action or proceeding by the Administrative Agent against any of the Loan Parties under any document evidencing or securing Indebtedness of any of the Loan Parties to the Administrative Agent shall diminish the liability of any of the Guarantors hereunder, except to the extent the Administrative Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any of the Guarantors in respect of any of the Loan Parties.

10.07      Indemnity. As an original and independent obligation under this Agreement, each Guarantor shall (a) indemnify the Administrative Agent and each of the Lenders and keep the Administrative Agent and each of the Lenders indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any Loan Party to make due and punctual payment of any of the obligations or resulting from any of the obligations being or becoming void, voidable, unenforceable or ineffective against the Borrower (including, but without limitation, all legal and other costs, charges and expenses incurred by the Administrative Agent and each of the Lenders, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Agreement or any other Loan Document); and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not the Administrative Agent or any of the Lenders has attempted to enforce any rights against any of the Loan Parties or any other Person or otherwise, except to the extent that any of the foregoing arises out of (i) the gross negligence or willful misconduct of the party being indemnified, as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) a claim brought by the Borrower or any Loan Party against the party being indemnified for breach in bad faith of the obligations hereunder or under any Loan Document of such party being indemnified, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (iii) any dispute solely among the Administrative Agent and the Lenders or among Lenders other than any claims against the Administrative Agent in its capacity or in fulfilling its role as the Administrative Agent and other than any claims arising out of any act or omission of the Borrower or any of its Subsidiaries. This Section 10.07 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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10.08      Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other obligation or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Law, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a)          any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to, any obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment to, or waiver or other modification of, or any consent to departure from, this Agreement or any other Loan Document, including any increase in the Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(b)          any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c)          the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d)          any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any of the Loan Parties to creditors of any of the Loan Parties other than any other Loan Party;

(e)          the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any other Loan Document or any other document or instrument executed and delivered in connection herewith or therewith;

(f)          any other agreement or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any of the Guarantors, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any of the Guarantors, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Loan to the Borrower pursuant to this Agreement and/or any other Loan Document;

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(g)          the lack of validity or enforceability of any terms of any of the Loan Documents;

(h)          any contest by the Borrower or any other Loan Party or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Loan Documents;

(i)          any defense, counterclaim or right of set-off available to the Borrower or any other Loan Party;

(j)          any release, compounding or other variance of the liability of the Borrower or any other Loan Party or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;

(k)          any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Lenders, the Administrative Agent, the Borrower or any other Loan Party or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Lenders, the Administrative Agent, the Borrower or any Loan Party or their respective businesses;

(l)          any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, winding-up or other like proceeding involving or affecting the Borrower or any other Loan Party or any other Person or any action taken with respect to this guaranty by any trustee or receiver, or by any court, in any such proceeding, whether or not any Guarantor shall have notice or knowledge of any of the foregoing;

(m)          the assignment of all or any part of the benefits of this guaranty; or

(n)          any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Loan Document, or the occurrence of any change in the applicable Law, rules, regulations or ordinances of any jurisdiction or by any present or future action of (i) any Governmental Authority that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of any Guarantor under this guaranty, or (ii) any court order that amends, varies, reduces or otherwise affects any of the Obligations.

10.09      Waiver of Notice. The Administrative Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or under any other Loan Document or otherwise, or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

10.10      Administrative Agent’s Discretion. The Administrative Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

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10.11      Reinstatement.

(a)          The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Administrative Agent or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including the Loan Parties); and in such event each of the Guarantors hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and shall remain liable to the Administrative Agent and the Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b)          The Administrative Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of the Obligations.

(c)          No Guarantor shall be entitled to assert any claim against any present or future security held by the Administrative Agent from any Person for Obligations in priority to or equally with any claim of the Administrative Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of the Administrative Agent for Obligations, and no Guarantor shall be entitled to compete with the Administrative Agent with respect to, or to advance any equal or prior claim to, any security held by the Administrative Agent for Obligations.

(d)          If any Loan Party makes any payment to the Administrative Agent, which payment is, wholly or partly, subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal, national, departmental, territorial or provincial statute or at common law or under equitable principles (including bankruptcy, insolvency or other reorganization laws), then to the extent of such payment, the obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived obligation shall continue to be guaranteed, uninterrupted, by each of the Guarantors hereunder.

(e)          All present and future monies payable by any Loan Party to any Guarantor, arising out of a right of subrogation or similar concept, are assigned to the Administrative Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to the Administrative Agent and Lenders hereunder and are postponed and subordinated to the Administrative Agent’s prior right to payment in full of Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any of the Loan Party shall be held by such Guarantor as agent and trustee for the Administrative Agent. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated (other than indemnities and any other provisions that expressly survive such termination).

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(f)          The Borrower acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of the Administrative Agent. The Borrower agrees to give full effect to the provisions hereof.

10.12      Action Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon written request of the Required Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare any obligations of any of the Guarantors hereunder immediately due and payable, and shall be entitled to enforce the obligations of such Guarantor. Upon such declaration by the Administrative Agent, the Administrative Agent and the Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or the Lenders to or for the credit or the account of any Guarantor against any and all of the obligations of each of such Guarantor now or hereafter existing hereunder, whether or not the Administrative Agent or the Lenders shall have made any demand hereunder against any other Loan Party and although such obligations may be contingent and unmatured. The rights of the Administrative Agent and the Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have. Upon such declaration by the Administrative Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any other Loan Party (the “Claims”), the Administrative Agent shall have the full right in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, the Administrative Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for the Administrative Agent and will pay to the Administrative Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any of the other Loan Parties on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to the Administrative Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to the Administrative Agent. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

10.13      Interest. All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate then chargeable pursuant to Section 2.06.

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10.14      Guarantors’ Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Loan Documents. Each Guarantor has made an independent investigation of the financial condition of each of the other Loan Parties. Neither the Administrative Agent nor any Lender has made and neither the Administrative Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has the Administrative Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations, nor has the Administrative Agent or any Lender or any officer, agent or employee of the Administrative Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and each Guarantor expressly disclaims reliance on any such representations or warranties.

10.15      Bankruptcy, etc.

(a)          So long as any Obligations remain outstanding, none of the Guarantors shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of each such Guarantor that the Obligations which are guaranteed by such Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. Subject to applicable Law, each Guarantor will permit any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

10.16      Termination. The provisions of this Article X shall remain in effect until the indefeasible payment in full in cash in Dollars of all Obligations and irrevocable termination of this Agreement.

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10.17      Additional Guarantors.

(a)          From time to time any one or more Subsidiaries of the Borrower (other than the Loan Parties) (each, an “Additional Guarantor”) may, upon written notice to the Administrative Agent, become a Guarantor hereunder by delivering to the Administrative Agent a Joinder Agreement, substantially in the form of Exhibit J (a “Joinder Agreement”), duly executed by such Additional Guarantor or Additional Guarantors, as applicable; provided that in the case of each Additional Guarantor or Additional Guarantors, as applicable, that become a Guarantor pursuant to this Section 10.17, each such Additional Guarantor or Additional Guarantors, as applicable, shall (x) deliver to the Administrative Agent simultaneously with the Joinder Agreement legal opinions from counsel to the Loan Parties in New York and in the jurisdiction or incorporation of the Additional Guarantor or Additional Guarantors, as applicable, addressed to the Administrative Agent and each Lender, as applicable, reasonably acceptable to the Administrative Agent, covering such matters relating to the applicable Joinder Agreement and the transactions contemplated hereby and thereby as the Administrative Agent may reasonably request and (y) deliver to each Lender, at least five Business Days prior to the execution of the Joinder Agreement, all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation the USA PATRIOT Act, in form and substance satisfactory to such Lender so as to not cause such Lender to be in violation of such rules and regulations. The execution and delivery of any Joinder Agreement shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding any Additional Guarantor becoming a party to this Agreement.

(b)          If, as of the last day of any fiscal quarter of the Borrower (for purposes of this Section 10.17(b), the “reference date”), (i) the EBITDA of the Loan Parties as of the reference date, for the Rolling Period ended on the reference date (determined on a Consolidated basis in accordance with IFRS), represents less than 80% of the Consolidated EBITDA for such Rolling Period, or (ii) the unconsolidated total assets of the Loan Parties (other than Capital Stock of any Loan Party) as of the reference date (determined on a Consolidated basis in accordance with IFRS) represent less than 80% of the Consolidated Total Assets as of the reference date, or (iii) the aggregate amount of the net sales of goods of the Loan Parties as of the reference date, as reflected in the balance sheets of the Loans Parties for the fiscal quarter of the Loan Parties ended on the reference date, represents less than 80% of the amount of the net sales of goods of the Borrower and its Subsidiaries as of the reference date, as reflected in the Consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended on the reference date, the Borrower shall, at its sole cost and expense, within the earlier of (x) 60 days following such reference date, and (y) 15 days following the date on which financial statements of the Borrower for the fiscal quarter of the Borrower ended on such reference date are actually delivered (or otherwise made available) pursuant to Section 6.01(a) or (b), as applicable, to the Administrative Agent, cause one or more Subsidiaries of the Borrower to become Additional Guarantor(s) hereunder, by executing and delivering to the Administrative Agent a Joinder Agreement, so that, (A) the EBITDA of such Additional Guarantors together with the EBITDA of the Loan Parties party to this Agreement as of the reference date, in each case, for the Rolling Period ended on the reference date (determined on a Consolidated basis), represents at least 80% of the Consolidated EBITDA for such Rolling Period, (B) the unconsolidated total assets of such Additional Guarantors together with the total assets of the Loan Parties (other than Capital Stock of any Loan Party) party to this Agreement as of the reference date, in each case (determined on a Consolidated basis), represent at least 80% of the Consolidated Total Assets as of such reference date, or (C) the amount of the net sales of goods of such Additional Guarantors together with the amount of the net sales of goods of the Loan Parties party to this Agreement as of the reference date, represent at least 80% of the amount of the net sales of goods of the Borrower and its Subsidiaries as of the reference date, as reflected in the Consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended on the reference date.

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(c)          The Borrower shall have the right, at any time and from time to time, following compliance with Section 10.17(b) as of the last day of the fiscal quarter of the Borrower most recently ended (for purposes of this paragraph, such date, the “reference date”), to request by written notice to the Administrative Agent the release of one or more Reference Guarantors from its obligations under the Loan Documents, but only to the extent that, after giving effect to the proposed release of such Reference Guarantor as Guarantor hereunder, (i) the EBITDA of the Loan Parties party to this Agreement as of the reference date (disregarding for such determination, EBITDA of the Reference Guarantor), for the Rolling Period ended on the reference date (determined on a Consolidated basis in accordance with IFRS), represents at least 80% of the Consolidated EBITDA for such Rolling Period, or (ii) the unconsolidated total assets (other than Capital Stock of any Loan Party) of the Loan Parties party to this Agreement (disregarding for such determination, assets of the Reference Guarantor) as of the reference date (determined on a Consolidated basis), represent at least 80% of the Consolidated Total Assets as of such reference date, or (iii) the amount of the net sales of goods of the Loan Parties party to this Agreement (disregarding for such determination, the amount of net sales of goods of the Reference Guarantor) as of the reference date, represent at least 80% of the amount of the net sales of goods of the Borrower and its Subsidiaries as of the reference date, as reflected in the Consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended on the reference date. Upon delivery of any such written notice by the Borrower to the Administrative Agent (together with calculations in reasonable detail to that effect), the Administrative Agent shall, at the expense of the Borrower, take such actions and execute and deliver such agreements, instruments and documents as may be necessary or advisable (as reasonably requested by the Borrower) in order to evidence any such release.

(d)          As used in this Section 10.17, the term “EBITDA” with respect to any Person shall have a correlative meaning with the meaning of the term “Consolidated EBITDA,” provided that each reference to the Borrower in the definition of “Consolidated EBITDA” shall be deemed a reference to such Person but shall disregard any reference to the Subsidiaries of such Person.

10.18      Subordination. Each Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to such Guarantor by any other Loan Party or any other guarantor of the Borrower, are hereby subordinated to the prior payment in full in cash of the obligations of such other Loan Party or guarantor under the Loan Documents.

10.19      Fraud. Each Guarantor, the Lenders and the Administrative Agent, hereby confirm that it is the intention of such Persons that this guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance under any applicable Law or any foreign, federal or state law to the extent applicable to this guaranty and the obligations of such Guarantor hereunder. To effectuate the foregoing intention, each Guarantor, the Lenders and the Administrative Agent hereby irrevocably agree that the obligations of such Guarantor under this guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this guaranty not constituting a fraudulent transfer or conveyance.

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ARTICLE XI.

MISCELLANEOUS

11.01      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)          postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)          reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest pursuant to Section 2.06(b);

(e)          change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)          change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)          release any Guarantor from the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or

(h)          impose any obligation on any Lender without the written consent of such Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto.

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11.02      Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

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(e)          Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties, jointly and severally, agree to indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct of the indemnified party as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Loan Parties, jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Loan Parties shall not be required to pay or reimburse any such out of pocket expenses (other than fees, charges and disbursements of counsel for the Administrative Agent) that individually exceed U.S.$10,000 per month, without the Borrower’s prior written consent and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)          Indemnification by the Loan Parties. The Loan Parties, jointly and severally, agree to indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent and other than any claims arising out of any act or omission of the Borrower or any of its Subsidiaries. Without limiting the provisions of Section 3.01(d), this Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c)          Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall not assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)          Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)          Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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11.06      Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$5,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

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(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)        Required Consents. No consent of any Loan Party shall be required for any assignment. The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S.$3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to a natural Person.

(vi)        No Increased Costs.  For so long as no Event of Default shall have occurred and is continuing at the time of such assignment, none of the Loan Parties shall be required to pay to the relevant assignee any amounts pursuant to Section 3.01(a) or Section 3.04 in excess of the amount that any Loan Party would have been required to pay to the assigning Lender if such assignment had not been made, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the time of such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower and the other Loan Parties (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

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(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(f) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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11.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by e-mail in portable document format (.pdf) or facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13      Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. This Agreement and the other Loan Documents (OTHER THAN THE NOTES) and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW YORK.

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(b)          SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c)          WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH LOAN PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE UPON C T CORPORATION SYSTEM, PRESENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES (THE “PROCESS AGENT”), AND EACH LOAN PARTY HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN DULY AND IRREVOCABLY APPOINTED AS ITS AGENT AND TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO RECEIVE AND FORWARD SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO SUCH LOAN PARTY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. IF THE PROCESS AGENT SHALL CEASE TO SERVE AS AGENT FOR ANY LOAN PARTY TO RECEIVE SERVICE OF PROCESS HEREUNDER, SUCH LOAN PARTY SHALL PROMPTLY APPOINT A SUCCESSOR AGENT REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT. EACH LOAN PARTY HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR ANY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS ADDRESS SET FORTH IN SCHEDULE 11.02.

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11.14      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15      No Immunity. To the extent that any Loan Party may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document to which any Loan Party is a party, to claim for itself or its properties, assets or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document to which such Loan Party is a party, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Loan Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

11.16      Special Waiver. To the extent that any Loan Party may be entitled to the benefit of any provision of law requiring the Administrative Agent or any Lender in any suit, action or proceeding brought in a court of Peru or other jurisdiction arising out of or in connection with any of this Agreement, any other Loan Documents to which such Loan Party is a party and the Transactions, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, such Loan Party hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of the applicable jurisdiction.

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11.17      Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York is of the essence, and the obligations of the Loan Parties under this Agreement and the other Loan Documents to make payment to (or for account of) the Administrative Agent, a Lender, a Lead Arranger or a Co-Arranger in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Person in New York of the full amount of Dollars payable to such Person under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 11.17 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars in New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent, any Lender any Lead Arranger or any Co-Arranger hereunder or under any other Loan Document (in this Section 11.17 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the judgment currency so adjudged to be due, and the Loan Parties hereby, jointly and severally, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If any Entitled Person reasonably determines that the amount of the Dollars so purchased and transferred to such Entitled Person exceeds the sum originally due to such Entitled Person, then such Entitled Person shall as promptly as reasonably practicable, reimburse such excess to the relevant Loan Party.

11.18      Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof. Except in the case of (i) laws or official communications of Peru or (ii) documents filed with any Governmental Authority in Peru, in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set out therein.

11.19      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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11.20      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Global Coordinator, the Lead Arrangers, the Co-Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.21      Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.22      USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and to provide notice of these requirements, and this notice shall satisfy such notice requirements of the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

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11.23      Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPAÑÍA DE MINAS BUENAVENTURA S.A.A.,
as Borrower

By:
Name:
Title:

S-1

BANCO DE CRÉDITO DEL PERÚ, as
Administrative Agent

By:
Name:
Title:

S-2

COMPAÑÍA MINERA CONDESA S.A.,
as Guarantor

By:
Name:
Title:

S-3

INVERSIONES COLQUIJIRCA S.A.,
as Guarantor

By:
Name:
Title:

S-4

CONSORCIO ENERGÉTICO DE HUANCAVELICA S.A.,
as Guarantor

By:
Name:
Title:

S-5

BBVA BANCO CONTINENTAL,
as Lender

By:
Name:
Title:

By:
Name:
Title:

S-6

BANCO DE CRÉDITO DEL PERÚ,
as Lender

By:
Name:
Title:

S-7

CORPBANCA NEW YORK BRANCH,
as Lender

By:
Name:
Title:

S-8

BANCO INTERNACIONAL DEL PERÚ S.A.A. - INTERBANK,
as Lender

By:
Name:
Title:

S-9

INDUSTRIAL AND COMMERCIAL BANK OF CHINA, DUBAI (DIFC) BRANCH,
as Lender

By:
Name:
Title:

S-10

BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A.,
as Lender

By:
Name:
Title:

S-11

BANCO DE SABADELL, MIAMI BRANCH,
as Lender

By:
Name:
Title:

S-12